                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            CHEMICAL BANKING CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            CHEMICAL BANKING CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     (LOGO)
                          CHEMICAL BANKING CORPORATION
                 270 Park Avenue, New York, New York 10017-2036

                                                  March 27, 1995

Dear Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Chemical Banking Corporation. This meeting will be held in the auditorium of Chemical's wholly owned subsidiary, Texas Commerce Bank National Association, at the Texas Commerce Center, 601 Travis Street, Houston, Texas, at 8:30 a.m., Houston Time, on May 16, 1995.

     Twenty directors are to be elected at the Annual Meeting. In addition, you will be asked to vote on ratification of the appointment of independent accountants; the approval of an amendment to the Employee Stock Purchase Plan; and on certain stockholder proposals, if introduced at the meeting. The Annual Report for the calendar year 1994 is enclosed. Following the custom of past meetings, we shall review the major developments of 1994. A report of the meeting will be included in the next Quarterly Report to Stockholders.

     We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person. You may obtain an admission ticket for the meeting by using the ticket request form on the last page of the Proxy Statement.

                                                  Sincerely,

                                                  /s/ Walter V. Shipley

                                                  Chairman of the Board and
                                                  Chief Executive Officer

                                     (LOGO)
                          CHEMICAL BANKING CORPORATION
                 270 Park Avenue, New York, New York 10017-2036

--------------------------------------------------------------------------------

                                       NOTICE OF ANNUAL MEETING
                                       OF STOCKHOLDERS TO BE HELD
                                       TUESDAY, MAY 16, 1995

     The Annual Meeting of Stockholders of Chemical Banking Corporation (the "Corporation") will be held in the Texas Commerce Auditorium at the Texas Commerce Center, 601 Travis Street, Houston, Texas, on Tuesday, May 16, 1995, at 8:30 a.m., Houston Time, to consider the following matters:

          (1) the election of twenty directors;

          (2) the ratification of the appointment of independent accountants for the current year;

          (3) the approval of an amendment to the Employee Stock Purchase Plan; and

          (4) the transaction of such other business as may properly be brought before the meeting, including, if introduced at the meeting, taking action upon the resolutions which are quoted under the heading "Stockholder Proposals" in the accompanying Proxy Statement.

     Pursuant to the By-laws of the Corporation, the Board of Directors has fixed the close of business on March 20, 1995, as the time for determining stockholders of record entitled to notice of, and to vote at, the meeting. Each share of the Corporation's common stock, $1 par value, will entitle the holder thereof to one vote on all matters which may properly come before the meeting.

                                       By Order of the Board of Directors

                                       JOHN B. WYNNE
                                       Secretary

March 27, 1995

--------------------------------------------------------------------------------

                PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.
                       IF YOU PLAN TO ATTEND THE MEETING,
                   PLEASE USE THE TICKET REQUEST FORM PRINTED
                    ON THE LAST PAGE OF THE PROXY STATEMENT.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
Proxy Statement..................................................................     1
     Proposal 1: Election of Directors...........................................     1
     Information Regarding the Nominees..........................................     2
     Security Ownership of Certain Beneficial Owners and Management..............     7
     Compliance with Section 16(a) of the Securities Exchange Act................     8
     Board Meetings, Committees and Attendance...................................     8
     Directors' Compensation.....................................................     9
     Director and Officer Transactions...........................................     9
     Executive Compensation......................................................    10
          Compensation and Benefits Committee Report on Executive Compensation...    10
          Comparison of Five-Year Cumulative Total Return........................    12
          Compensation Committee Interlocks and Insider Participation............    12
          Summary Compensation Table.............................................    13
          Stock Option/SAR Grants Table -- 1994 Grants...........................    14
          Aggregated Stock Option/SAR Exercises in 1994 and Option/SAR
            Values as of Year-End 1994...........................................    14
          Long-Term Incentive Plan Awards in 1994................................    15
          Pension and Other Defined Benefit or Actuarial Plans...................    15
          Employment Contracts and Termination of Employment Arrangements........    17
     Proposal 2: Appointment of Independent Accountants..........................    17
     Proposal 3: Approval of an Amendment to the Employee Stock Purchase Plan....    17
     Stockholder Proposals.......................................................    18
          Proposal 4: Political Contributions....................................    18
          Proposal 5: Unmarked Proxies...........................................    19
          Proposal 6: Emerging Economies.........................................    21
          Proposal 7: Cumulative Voting..........................................    22
     Miscellaneous...............................................................    24
     Ticket Request

                                PROXY STATEMENT

     This Proxy Statement has been prepared on behalf of the Board of Directors by the management of Chemical Banking Corporation (the "Corporation") and is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held on May 16, 1995, and any adjournment thereof. The approximate date on which this Proxy Statement is first being sent to stockholders is March 27, 1995.

     Only holders of record at the close of business on March 20, 1995, of the Corporation's common stock, $1 par value ("Common Stock"), will be entitled to vote. On that date, there were outstanding 240,754,639 shares of Common Stock (excluding shares held in treasury). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Shares representing a majority of the votes entitled to be cast by the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker nonvotes will not be counted as either "for" or "against" the items being voted on in the tabulation of votes on proposals.

PROPOSAL 1: ELECTION OF DIRECTORS

     One of the purposes of the meeting is the election of twenty directors, constituting the entire Board of Directors of the Corporation, to hold office until the next Annual Meeting and until their successors are elected and have qualified.

     The election of Directors requires a plurality of the votes cast at the meeting. Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted for the election of the nominees named in the following pages as Directors. If any nominee is unavailable for election, the shares may be voted for the election of a substitute nominee as management of the Corporation may propose.

     If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting, if such stockholder wishes to vote in person.

     Each nominee is currently a Director of the Corporation and its principal subsidiary, Chemical Bank. Except as noted, all of the nominees have been continuously employed by their present employers for more than five years. All of the nominees are heavily involved in community and charitable affairs.

     Set forth in the following pages is information about each nominee. To the extent appropriate, information is included concerning Manufacturers Hanover Corporation ("MHC") which merged with the Corporation effective December 31, 1991 (the "Merger").

                       INFORMATION REGARDING THE NOMINEES
--------------------------------------------------------------------------------

                        JOHN F. MCGILLICUDDY (AGE 64)

                        Retired Chairman of the Board and Chief Executive Officer of the Corporation as of December 31, 1993, having served in that position since the Merger. Prior to the Merger, Mr. McGillicuddy had been Chairman and Chief Executive Officer of MHC. He had been a Director
      (PHOTO) of MHC since 1970 and became a Director of the Corporation on December 31, 1991. Mr. McGillicuddy is also a Director of The Continental Corporation, UAL Corporation, USX Corporation, Empire Blue Cross and Blue Shield and Kelso & Company, Inc., and serves on the Public Policy Committee.


--------------------------------------------------------------------------------

                        MARINA V.N. WHITMAN (AGE 60)

                        Professor of Business Administration and Public Policy, University of Michigan. Prior to her appointment at the University of Michigan effective September 1, 1992, Doctor Whitman was Vice President and Group Executive of General Motors Corporation. She
      (PHOTO) is also a Director of The Procter & Gamble Company, Browning-Ferris Industries, Inc., Unocal Corp. and Aluminum Company of America. Doctor Whitman had been a Director of MHC since 1973, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Public Policy Committee.

--------------------------------------------------------------------------------

                        RICHARD D. WOOD (AGE 68)

                        Retired Chairman of the Board of Eli Lilly and Company since June 1993, having served as Chairman and Chief Executive Officer until November 1991. Mr. Wood is also
      (PHOTO) a Director of Amoco Corporation, Dow Jones & Company, Inc. and The Chubb Corporation. He became a Director of the Corporation in 1974, and serves on the Compensation and Benefits Committeeand the Nomination and Board Affairs Committee.

--------------------------------------------------------------------------------

                        W. BRUCE THOMAS (AGE 68)

                        Private investor. Until October 1991, Mr. Thomas was Vice Chairman- Administration, Chief Financial Officer and a Director of USX Corporation. Mr. Thomas had been
      (PHOTO) a Director of MHC since 1977, became a Director of the Corporation on December 31, 1991, and serves on the Audit and Examining Committees and the Public
                        Policy Committee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        MICHEL C. BERGERAC (AGE 63)

                        Chairman of the Board and Chief Executive Officer of Bergerac & Co., Inc. Mr. Bergerac is also a Director of CBS, Inc. and Melarx Pharmaceuticals. He had been a
      (PHOTO) Director of MHC since 1978, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Public Policy Committee.

--------------------------------------------------------------------------------

                        ANDREW C. SIGLER (AGE 63)

                        Chairman of the Board and Chief Executive Officer of Champion International Corporation. Mr. Sigler is also a Director of AlliedSignal, Inc., Bristol-Myers Squibb
      (PHOTO) Company and General Electric Company as well as a member of the Board of Trustees for Dartmouth College. He became a Director of the Corporation in 1979, and serves on the Nomination and Board Affairs Committee.

--------------------------------------------------------------------------------

                        FRANK A. BENNACK JR. (AGE 62)

                        President and Chief Executive Officer of The Hearst Corporation. In addition to serving as a Director of The Hearst Corporation, Mr. Bennack is a Director of
      (PHOTO) American Home Products Corporation. He had been a Director of MHC since 1981, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Nomination and Board Affairs Committee.

--------------------------------------------------------------------------------

                        MICHAEL I. SOVERN (AGE 63)

                        President Emeritus and Chancellor Kent Professor of Law of Columbia University since June 1993, having served as President prior to that time. Mr. Sovern is a Director of American Telephone and Telegraph Company,
      (PHOTO) Warner-Lambert Company, Greater New York Insurance Group and Orion Pictures Corporation. He became a Director of the Corporation in 1981, and serves on the Audit and Examining Committees and the Public
                        Policy Committee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        WALTER V. SHIPLEY (AGE 59)

                        Chairman of the Board and Chief Executive Officer of the Corporation 1983-1992 and 1994 to the present. Mr.
      (PHOTO) Shipley is also a Director of Champion International Corporation, NYNEX Corporation and The Reader's Digest Association, Inc. He became a Director of the Corporation in 1982.

--------------------------------------------------------------------------------

                        JOHN R. STAFFORD (AGE 57)

                        Chairman, President and Chief Executive Officer of American Home Products Corporation. Mr. Stafford is also a Director of AlliedSignal, Inc., Metropolitan
      (PHOTO) Life Insurance Company and NYNEX Corporation. He had been a Director of MHC since 1982, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Nomination and Board Affairs Committee.

--------------------------------------------------------------------------------

                        JOHN P. MASCOTTE (AGE 55)

                        Chairman of the Board and Chief Executive Officer of The Continental Corporation. Mr. Mascotte is also a Director of Business Men's Assurance Company of America
      (PHOTO) and Hallmark Cards, Inc. He had been a Director of MHC since 1983, became a Director of the Corporation on December 31, 1991, and serves on the Audit and Examining Committees and the Nomination and Board Affairs Committee.

--------------------------------------------------------------------------------

                        MELVIN R. GOODES (AGE 59)

                        Chairman of the Board and Chief Executive Officer of Warner-Lambert Company, having served as President and Chief Operating Officer until August 1991. Mr. Goodes
      (PHOTO) is also a Director of Ameritech Corporation and Unisys Corporation. He became a Director of the Corporation in 1986, and serves on the Compensation and Benefits Committee and the Nomination and Board Affairs Committee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        GEORGE V. GRUNE (AGE 65)

                        Chairman of the Board of The Reader's Digest
                        Association, Inc. Mr. Grune is also a Director of Avon Products, Inc., CPC International, Inc., and Federated
      (PHOTO) Department Stores, Inc. He became a Director of the Corporation in 1986, and serves on the Audit and Examining Committees and the Nomination and Board Affairs Committee.

--------------------------------------------------------------------------------

                        CHARLES W. DUNCAN JR. (AGE 68)

                        Private investor. Mr. Duncan is a Director of American Express Company, The Coca-Cola Company, Newfield Exploration Company, Panhandle Eastern Corporation and
      (PHOTO) United Technologies Corporation. He became a Director of the Corporation in 1987, and serves on the Audit and Examining Committees and the Public Policy
                        Committee.

--------------------------------------------------------------------------------

                        HAROLD S. HOOK (AGE 63)

                        Chairman and Chief Executive Officer of American General Corporation. Mr. Hook is also a Director of Cooper Industries, Inc., Panhandle Eastern Corporation
      (PHOTO) and Sprint Corporation. He became a Director of the Corporation in 1987, and serves on the Compensation and Benefits Committee and the Nomination and Board
                        Affairs Committee.

--------------------------------------------------------------------------------

                        HELENE L. KAPLAN (AGE 61)

                        Counsel to the firm of Skadden, Arps, Slate, Meagher & Flom since December 1990. Mrs. Kaplan was previously counsel to Webster & Sheffield. She is also a Director
      (PHOTO) of The May Department Stores Company, Metropolitan Life Insurance Company, Mobil Corporation and NYNEX Corporation. Mrs. Kaplan became a Director of the Corporation in 1987, and serves on the Audit and Examining Committees and the Public Policy
                        Committee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        RANDOLPH W. BROMERY (AGE 69)

                        President of Springfield College since February 1992 and President of Geoscience Engineering Corporation. Doctor Bromery was Chancellor of the University of Massachusetts/Amherst from October 1971 until September 1979 and Chancellor of the Massachusetts Board of
      (PHOTO) Regents for Higher Education from April 1990 until April 1991. He is a Director of Exxon Corporation, John Hancock Mutual Life Insurance Company and NYNEX Corporation. Doctor Bromery became a Director of the Corporation in 1988, and serves on the Audit and Examining Committees and the Public Policy
                        Committee.

--------------------------------------------------------------------------------

                        EDWARD D. MILLER (AGE 54)

                        President of the Corporation since January 1, 1994, having served as Vice Chairman of the Board since December 31, 1991. From December 1988 until the Merger,
      (PHOTO) Mr. Miller served as Vice Chairman and a Director of MHC. He became a Director of the Corporation on December 31, 1991. Mr. Miller is responsible for tri-state regional banking, nationwide consumer banking and operating services. He is also a Director of The Brooklyn Union Gas Company.

--------------------------------------------------------------------------------

                        J. BRUCE LLEWELLYN (AGE 67)

                        Chairman of the Boards of The Philadelphia Coca-Cola Bottling Company, The Coca-Cola Bottling Company of Wilmington, Inc. and Queen City Broadcasting, Inc. Mr. Llewellyn is a Director of Coors Incorporated, Essence
      (PHOTO) Magazine and QVC Network, Inc. He had been a Director of MHC since 1989, became a Director of the Corporation on December 31, 1991, and serves on the Compensation and Benefits Committee and the Public Policy
                        Committee.

--------------------------------------------------------------------------------

                        WILLIAM B. HARRISON JR. (AGE 51)

                        Vice Chairman and Director of the Corporation since December 31, 1991. Mr. Harrison is responsible for
      (PHOTO) corporate and institutional banking worldwide. He is also a Director of Dillard Department Stores, Freeport-McMoRan, Inc. and McMoRan Oil & Gas Co.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of January 1, 1995, or such later date for which information is available, each Director-nominee, each executive officer named in the Summary Compensation Table and all such Directors and executive officers as a group beneficially owned the number of shares of Common Stock set forth in the following table. Unless otherwise indicated, each of the named individuals and each person in the group has sole voting power and sole investment power with respect to the shares shown. These shares include shares of Common Stock currently subject to acquisition and represent less than 1% of the total shares of Common Stock outstanding.

                                                           AMOUNT AND NATURE OF
                         NAME OF INDIVIDUAL                BENEFICIAL OWNERSHIP
            --------------------------------------------   --------------------
            Frank A. Bennack Jr.                                       956
            Michel C. Bergerac                                      12,356
            Randolph W. Bromery                                      1,486(a)
            Charles W. Duncan Jr.                                    3,147(a)(e)
            Melvin R. Goodes                                         2,200
            George V. Grune                                          2,226(a)
            William B. Harrison Jr.                                262,683(b)(c)(d)
            Harold S. Hook                                          13,908(a)(f)
            Helene L. Kaplan                                         2,000
            William C. Langley                                     117,002(b)(d)
            J. Bruce Llewellyn                                       3,117(a)
            John P. Mascotte                                         1,529
            John F. McGillicuddy                                   329,355(b)(d)
            Edward D. Miller                                       231,073(b)(d)
            Walter V. Shipley                                      551,950(b)(c)(d)
            Andrew C. Sigler                                         2,275
            Michael I. Sovern                                        5,775(a)
            John R. Stafford                                         2,624(a)(g)
            W. Bruce Thomas                                         33,545(a)
            Peter J. Tobin                                         146,300(b)(d)
            Marina v.N. Whitman                                      1,868
            Richard D. Wood                                          2,656(a)
            All above Directors and
              Executive Officers as a group                      1,730,031

---------------
(a) The amounts reported include shares of Common Stock, receipt of which has been deferred under the Deferred Compensation Plan for Non-Employee Directors of the Corporation and Chemical Bank (the "Directors' Deferred Compensation Plan") as follows: Dr. Bromery 1,026 shares; Mr. Duncan 1,187 shares; Mr. Grune 332 shares; Mr. Hook 1,187 shares; Mr. Llewellyn 409 shares; Mr. Sovern 2,009 shares; Mr. Stafford 200 shares; Mr. Thomas 517 shares; and Mr. Wood 1,740 shares. Each of the aforementioned has an unsecured claim against the Corporation for payment of such shares.

(b) The amounts reported include shares currently subject to acquisition through the exercise of stock options and stock appreciation rights ("SARs") as follows: Mr. Harrison 187,500 shares; Mr. Langley 82,458 shares; Mr. McGillicuddy 211,443 shares; Mr. Miller 161,157 shares; Mr. Shipley 380,750 shares; and Mr. Tobin 116,361 shares; and shares which may be received at the end of a restricted period as a result of awards of restricted stock and restricted stock units as follows: Mr. Harrison 25,000 units; Mr. Langley 9,138 units; Mr. Miller 35,985 units; Mr. Shipley 40,000 units; and Mr. Tobin 14,136 units.

(c) The amounts reported include shares of Common Stock, receipt of which has been deferred as follows: Mr. Harrison 27,830 shares and Mr. Shipley 55,479 shares. Each of the aforementioned has an unsecured claim against the Corporation for payment of such shares.

(d) The amounts include shares of Common Stock owned by certain of the aforementioned and allocated to their accounts in the Chemical Savings Incentive Plan as follows: Mr. Harrison 4,828 shares; Mr. Langley 13,333 shares; Mr. McGillicuddy 52,689 shares; Mr. Miller 15,672 shares; Mr. Shipley 24,640 shares; and Mr. Tobin 8,146 shares.

(e) Includes beneficial ownership of 300 shares of Common Stock owned by a partnership of which Mr. Duncan is a general partner. Also includes 120 shares of Common Stock owned by The Anne and C. W. Duncan, Jr. Foundation as to which Mr. Duncan disclaims beneficial ownership.

(f) Includes beneficial ownership of 92 shares of Common Stock owned through a controlled corporation.

(g) Includes 300 shares of Common Stock owned by Mr. Stafford's spouse as to which Mr. Stafford disclaims beneficial ownership.

     As of January 1, 1995, none of the Directors of the Corporation beneficially owned shares of the Corporation's Preferred Stock. Mr. Thomas disclaims beneficial ownership of 3,000 shares of the Corporation's 8 3/8% Preferred Stock owned by his spouse.

     All Directors and executive officers of the Corporation as a group own in the aggregate less than 1% of the outstanding Preferred Stock of the Corporation.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's executive officers, directors and persons who own more than ten percent of a registered class of the Corporation's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). These Reporting Persons are required by SEC regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file with the SEC and NYSE.

     Based solely on the Corporation's review of the copies of the forms it has received and written representations from certain Reporting Persons, the Corporation believes that all of its Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 1994.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

     In 1994, thirteen meetings of the Board of Directors were held. Each Director of the Corporation attended 75% or more of the aggregate number of such meetings and meetings of the committees of which such Director was a member. It should be noted that the Corporation's Directors discharge their responsibilities throughout the year not only at such Board of Directors and committee meetings, but through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Corporation.

     The Audit and Examining Committees of the Boards of Directors of the Corporation and Chemical Bank met nine times in 1994. The functions of the Committees are to examine the affairs of the Corporation and the Bank as the Committees deem necessary, and to report the results to the Boards of Directors. Its duties include the annual review of the audit services provided by the independent accountants and the making of recommendations to the Boards of Directors with respect to the selection of independent accountants.

     The Compensation and Benefits Committee of the Board of Directors (the "Compensation Committee") met six times during 1994. Its functions are to determine the compensation and benefits policies and procedures of the Corporation. No member of the Compensation Committee may be an executive officer of the Corporation and no executive officer of the Corporation may be a member of the parallel committee of a corporation of which any of the Corporation's outside Directors is an officer or director. No executive officer of the Corporation is a Director of another entity having an executive officer who is a member of the Compensation Committee.

     The Nomination and Board Affairs Committee of the Board of Directors (the "Nomination and Board Affairs Committee") met twice in 1994. The functions of the Committee include the authority to consider and recommend to the Board of Directors nominees for election to the Board of

Directors and to counsel on other Board related matters. The Nomination and Board Affairs Committee will consider any written recommendations by stockholders for nominees for election to the Board mailed to the attention of the Secretary of the Corporation.

     The Public Policy Committee of the Board of Directors (the "Public Policy Committee") met three times in 1994. The Public Policy Committee reviews charitable and community oriented activities of the Corporation and its subsidiaries. The Committee makes specific recommendations regarding projects undertaken to improve the communities served by Chemical Bank. The Public Policy Committee also reviews the community reinvestment activities of the Corporation and its subsidiaries.

DIRECTORS' COMPENSATION

     Directors who are officers of the Corporation do not receive any fees for their services as Directors. Each outside Director receives an annual retainer of approximately $40,000 in value in the form of cash and 200 shares of Common Stock, in addition to $1,250 for each meeting of the Board of Directors attended. The Chairman and members, respectively, of the Audit and Examining and Compensation and Benefits Committees each receives an additional fee of $8,000 and $6,500 per year. The Chairman of the Nomination and Board Affairs Committee and of the Public Policy Committee each receives an additional fee of $3,000 per year. Members of all committees of the Board of Directors of the Corporation and Chemical Bank receive fees of $1,250 for each committee meeting attended. During 1994, outside Directors of the Corporation were included in a group term life insurance policy for which the Corporation paid an average premium of approximately $1,600 per Director.

     Outside Directors of the Corporation are eligible to participate in the Directors' Deferred Compensation Plan. Prior to the beginning of each year, each eligible Director may elect to defer all or a specified portion of his or her cash compensation during such year or all stock compensation or both. No payment may be made until termination of service as a Director, and then only in accordance with the method selected by the participant prior to termination. The right to receive future payments under the Directors' Deferred Compensation Plan is an unsecured claim against the general assets of the Corporation.

     The Corporation has a Post-Retirement Compensation Plan for Non-Employee Directors (the "Post-Retirement Plan") for outside Directors who retire from, or otherwise cease to be a member of, the Board of Directors. The annual amount of such compensation payable under the Post-Retirement Plan is equal to the approximate dollar value of the Director's annual retainer in effect at the time the Director leaves the Board. Currently, upon retirement outside Directors who have served for at least ten years will be paid $40,000 per annum thereunder, set and fixed for life. Such amount is prorated for outside Directors who have served less than ten years. Each Director of the Corporation who was a former director of MHC received full credit under the Post-Retirement Plan for the number of years such Director was a director of MHC.

DIRECTOR AND OFFICER TRANSACTIONS

     The Corporation's subsidiaries, including Chemical Bank, Texas Commerce Bank National Association and Chemical Bank New Jersey National Association, have made loans and extended credit, and expect in the future to make loans and extend credit, in the ordinary course of business to the Directors and officers of the Corporation and their associates, including corporations of which a Director of the Corporation is a director, officer or both, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. No such loans or extensions of credit are nonperforming. All such loans involve only the normal risk of collectibility and are not otherwise unfavorable.

                             EXECUTIVE COMPENSATION

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which consists solely of disinterested and outside Directors, administers the compensation and benefits programs of the Corporation and Chemical Bank and determines the compensation of senior management.

     The Corporation's compensation strategy is to (1) emphasize variable and performance-based pay over fixed and salary-based pay, and (2) align the interests of senior management and the Corporation's stockholders through the use of long-term equity-based pay.

     The overall program is designed to attract, retain and motivate top quality and experienced professionals, recognizing the diversity of market influences among the various businesses in which the Corporation chooses to compete. Accordingly, one of the program's objectives is to provide cash and stock compensation levels which are competitive with various peer groups comprised of financial institutions in each of various businesses and markets in which the Corporation competes.

     Inasmuch as every financial institution does not compete in every marketplace or with the same grouping of financial services and products, peer groups will differ for each of the businesses headed by members of the senior management team and, therefore, cannot be compared against the complete list of institutions which make up the Keefe, Bruyette & Woods (KBW) 50 and the KBW Money Center Banks Indices, which are used in the Performance Graph below.

     In 1994, the Corporation's stockholders approved the Key Executive Performance Plan ("KEPP") which will allow the Corporation a tax deduction for the compensation costs of its Chief Executive Officer and the Corporation's other four most highly compensated executive officers in excess of $1 million annually under the 1993 amendments to the Internal Revenue Code. In administering this plan, the Compensation Committee will promote its policy of maximizing corporate tax deductions, wherever feasible. KEPP requires that the Compensation Committee prescribe an objective formula pursuant to which a pool of funds (i.e., "bonus pool") will be created for that year. Coincident with the establishment of the bonus pool, the Compensation Committee is also required to allocate to each participant a share of such bonus pool. These individual allocations represent a limitation on the amount of incentive compensation (that is, annual performance bonuses and grants of stock-based awards other than options made under the Corporation's Long-Term Stock Incentive Plan) and do not represent target awards. In addition, there is a further limitation that no participant may receive an award under the Plan in excess of .002 of the Corporation's income before income tax expense, extraordinary items and the effect of accounting changes for the relevant calendar year (as reflected in the Corporation's Consolidated Statements of Income) plus 50% of an amount carried over from the prior plan year. The Compensation Committee retains the discretion to reduce these formula-determined amounts based on its evaluation of other factors. Such other factors include: (a) the Corporation's strategic progress and profit performance including income before income tax expense, net income and return on equity relative to the Corporation's profit plan, (b) the performance of each executive's business group relative to the business group's profit plan, (c) the organizational role, current performance and future potential of the individual executive, and (d) a review of the ranges of competitive practices by and performance of the applicable peer groups.

     CASH COMPENSATION: Cash compensation includes base salary and an annual performance bonus. The base salary of each member of senior management is set at an amount within a predetermined salary range which reflects the level of responsibility and competitive salaries paid to similarly situated executives in a peer group consisting of six other United States bank holding companies. Mr. Tobin's minimum base salary of $350,000 and Mr. Langley's minimum base salary of $300,000 are provided for in their respective employment agreements with the Corporation through December 31, 1995 (see "Employment Contracts and Termination of Employment

Arrangements"). The exact amount paid to each executive is a function of performance, level of experience and the desire of the Corporation to emphasize variable compensation rather than salary-based compensation. In general, these base salaries are reviewed no more frequently than every 24 months.

     Annual performance bonuses, which are awarded on a discretionary basis by the Committee, reflect the degree of success achieved in the attainment of corporate, business unit and individual performance goals as well as competitive market data and trends within the appropriate peer group. Performance measures used in determining incentive awards would include qualitative as well as quantitative measures. While the measures used may differ from year to year, examples of quantitative measures would include income before income tax expense, return on common equity, earnings per share growth, loan charge-offs and the ratio of non-performing assets to total assets. Qualitative measures would include the Committee's assessment of the executives' achievements in carrying out the Corporation's mission statement. While 1994 awards were discretionary, the Committee gave primary consideration to the Corporation's income before income tax expense.

     Individual awards to members of the Office of the Chairman (i.e., the Chairman, President and Vice Chairman) are based solely on corporate performance. With respect to other members of the Management Committee, 50 percent of their individual awards reflect their personal performance and that of their business units and 50 percent reflects the performance of the Corporation. The Corporation's annual incentive program incorporates a mandatory deferral component whereby a portion of each bonus award which exceeds the executive's annual base salary is deferred and paid out over a multi-year payment schedule or at retirement, if sooner. The deferred amount is subject to forfeiture provisions to further link senior management to longer term stockholder horizons.

     STOCK COMPENSATION: The primary objective of the long-term stock compensation program is to link the interests of senior management and stockholders through the grant of significant annual equity awards to members of senior management. Targeted award ranges are based on award practices of a peer group consisting of six other United States bank holding companies, while actual awards reflect an individual's current and expected contribution to the success of the Corporation. From time to time, the Committee is updated with information by independent consultants to ensure that the program continues to be competitive and meets its stated objectives. During 1994, shares of restricted stock (or, for a few executives, restricted stock units) were granted as well as options in order to align total compensation with competitive practice. The restricted stock and units will vest when the Common Stock price reaches and sustains targeted prices for a minimum period of time. In the event that the first target is not attained before January 1, 1999, one half of the 1994 awards would vest on that date and the remaining one half would be forfeited. An independent consultant assisted in developing this new award program and confirmed that targeted award levels are within the median range of the peer group's long-term incentive plan award granting practices.

     1994 COMPENSATION ACTIONS: While competitive compensation data is not yet available for the 1994 calendar year, it is believed that based upon year-to-year trends, the total compensation levels awarded to executive officers -- base, bonus and option awards -- fall between the 50th and 75th percentiles of the applicable peer groups. The 1994 awards of restricted stock, restricted stock units and options were based on an independent consultant's analysis of long-term incentive award practices within the peer group as well as the Committee's assessment of each individual's contribution to the Corporation's success.

     In keeping with the Corporation's strategy of maintaining stable base compensation and emphasizing variable reward opportunities, Mr. Shipley did not receive an increase in base salary in 1994. In December 1993, the Compensation Committee granted Mr. Shipley an increase in base salary to $850,000 effective January 1, 1994 in recognition of his promotion to Chairman and Chief Executive Officer on that date. This increase was the first granted to Mr. Shipley since May 1990.

     For 1994, the Compensation Committee, with the approval of the Board of Directors, awarded Mr. Shipley a discretionary cash performance bonus of $1,650,000 (a portion of which was mandatorily deferred pursuant to the Corporation's annual bonus plan). This award reflects the achievement of an increase of 9.1% in income before income tax expense in a difficult operating environment and a continued improvement in credit quality and the overall risk profile of the Corporation. Income before income tax expense was $2,473 million in 1994 before a $260 million restructuring charge compared to $2,266 million before a $158 million restructuring charge in 1993. During 1994, non-performing assets declined 68 percent, or $2,591 million. Mr. Shipley had been awarded $1,500,000 for 1993 and $1,250,000 for 1992 performance.

     In June 1994, the Compensation Committee, with the approval of the Board of Directors, awarded Mr. Shipley 40,000 restricted stock units and options to purchase 120,000 shares of Common Stock with an exercise price per share of $38.9375 (the average market price per share of the Common Stock on the date of grant). As mentioned above, the restricted stock units will vest when the Common Stock price reaches and sustains targeted prices for a minimum period of time. In the event that the first target is not attained before January 1, 1999, one half of the 1994 awards would vest on that date and the remaining one half would be forfeited.

                                         COMPENSATION AND BENEFITS COMMITTEE

                                 Frank A. Bennack Jr.     J. Bruce Llewellyn
                                 Michel C. Bergerac       John R. Stafford
                                 Melvin R. Goodes         Marina v.N. Whitman
                                 Harold S. Hook           Richard D. Wood

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                                   CHEMICAL
      MEASUREMENT PERIOD            BANKING                                        KBW MONEY
    (FISCAL YEAR COVERED)         CORPORATION       S&P 500         KBW 50       CENTER BANKS
1989                                    100.00          100.00          100.00          100.00
1990                                     40.61           96.89           71.81           60.86
1991                                     84.36          126.42          113.66           99.05
1992                                    158.65          136.05          144.84          139.32
1993                                    170.33          149.76          152.86          169.78
1994                                    159.28          151.74          145.08          167.73

---------------

* Assumes $100 invested on December 31, 1989. Total return assumes reinvestment of dividends.

Note: Total returns based on market capitalization.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of the eight above-named outside Directors, no one of whom was a party to any reportable interlock during 1994. One member of this Committee received a short-term loan from Chemical Bank during 1994. Such loan was made in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with others and was repaid.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                              --------------------------------------
                                                                       AWARDS             PAYOUTS($)
                                                              -------------------------   ----------
                                                                            SECURITIES
                                       ANNUAL COMPENSATION    RESTRICTED    UNDERLYING
                                      ---------------------     STOCK      OPTIONS/SARS      LTIP        ALL OTHER
  NAME AND PRINCIPAL POSITION   YEAR  SALARY(1)   BONUS(1)    AWARDS(2)     GRANTED(#)    PAYOUTS($)  COMPENSATION(3)
------------------------------- ----- --------   ----------   ----------   ------------   ----------  ---------------
Walter V. Shipley..............  1994 $846,154   $1,650,000   $  778,750      120,000       0             $ 6,000
Chairman and Chief Executive     1993  750,000    1,500,000            0       90,000       0               8,994
Officer                          1992  750,000    1,250,000            0      100,000       0              36,924

Edward D. Miller...............  1994 $696,154   $1,175,000   $  584,063       90,000       0             $20,214
President                        1993  600,000    1,050,000            0       75,000       0              23,746
                                 1992  580,769      900,000            0       60,000       0              47,210

William B. Harrison Jr.........  1994 $596,154   $1,150,000   $  486,719       75,000       0             $ 6,000
Vice Chairman                    1993  500,000    1,050,000            0       75,000       0               8,994
                                 1992  475,000      900,000            0       60,000       0              23,866

Peter J. Tobin.................  1994 $398,077   $  525,000   $  214,156       33,000       0             $15,278
Executive Vice President and     1993  350,000      450,000            0       40,000       0              18,680
Chief Financial Officer          1992  342,308      400,000            0       80,000       0              32,201

William C. Langley.............  1994 $325,000   $  500,000   $  136,281       21,000       0             $15,357
Executive Vice President and     1993  316,346      400,000            0       30,000       0              18,662
Chief Credit and Risk Policy     1992  300,000      400,000            0       50,000       0              30,686
Officer

---------------
(1) Includes amounts paid or deferred for each respective year.

(2) The restricted stock units awarded in 1994 are subject to certain vesting requirements relating to continued employment and the price of the Common Stock and are valued as of their date of grant. Such units will vest when the price of the Common Stock is at least $55 for at least 10 consecutive business days or on January 1, 1999, whichever comes earlier. No restricted stock or restricted stock units were awarded for 1992 and 1993. The total restricted stock units held and aggregate market value of those units as of December 30, 1994 (including those restricted stock units reflected on the Long-Term Incentive Plan Awards Table) were as follows: Messrs. Shipley:
    40,000 ($1,435,000), Miller: 35,985 ($1,290,962), Harrison: 25,000
    ($896,875), Tobin: 14,136 ($507,129) and Langley: 9,138 ($327,826). Dividend
    equivalents are payable on all restricted stock units.

(3) Includes employer contributions under qualified savings plans during 1994, 1993 and 1992, respectively, for the named executive officers as follows:
    Messrs. Shipley: $6,000, $8,994, and $6,866; Miller: $6,000, $8,994 and
    $17,882; Harrison: $6,000, $8,994 and $6,866; Tobin: $6,000, $8,994 and
    $17,882; and Langley: $6,000, $8,994 and $17,882. Includes employer contributions on behalf of or cash payments made to the named executive officers during 1994, 1993 and 1992, respectively, under nonqualified savings plans to compensate for limitations on employer contributions which can be provided under qualified benefits plans under the Internal Revenue Code of 1986, as amended, and regulations thereunder, as follows: Messrs.
    Shipley: $0, $0 and $15,634; Miller: $0, $0 and $14,076; Harrison: $0, $0
    and $7,384; Tobin: $0, $0 and $4,538; and Langley: $0, $0 and $2,846. Also
    includes company-paid premiums for split dollar life insurance for 1994, 1993 and 1992 for Messrs. Miller: $14,214, $14,752 and $15,252; Tobin:
    $9,278, $9,686 and $9,781; and Langley: $9,357, $9,668 and $9,958 and
    additional 1992 payments which resulted from a change in payroll cycles to Messrs. Shipley: $14,424 and Harrison: $9,616. None of the individuals named in the above table received perquisites in excess of $50,000 for any of the indicated years.

                  STOCK OPTION/SAR GRANTS TABLE -- 1994 GRANTS

                                                                                               POTENTIAL REALIZABLE VALUE AT
                              # OF SECURITIES      % OF TOTAL                                   ASSUMED ANNUAL RATE OF STOCK
                                UNDERLYING        OPTIONS/SARS    EXERCISE                           PRICE APPRECIATION
                                 OPTIONS/          GRANTED TO      OR BASE                         FOR OPTION TERM(3)(4)
                                   SARS           ALL EMPLOYEES     PRICE     EXPIRATION   --------------------------------------
            NAME                GRANTED(1)           IN 1994      ($/SHARE)      DATE       0%         5%               10%
----------------------------  ---------------     -------------   ---------   ----------   ----  --------------   ---------------
Walter V. Shipley...........     120,000(2)            0.51%      $38.9375     6/21/2004    0    $    2,938,510   $     7,446,762
Edward D. Miller............      90,000(2)            0.39%      $38.9375     6/21/2004    0    $    2,203,883   $     5,585,072
William B. Harrison Jr......      75,000(2)            0.32%      $38.9375     6/21/2004    0    $    1,836,569   $     4,654,226
Peter J. Tobin..............      33,000(2)            0.14%      $38.9375     6/21/2004    0    $      808,090   $     2,047,860
William C. Langley..........      21,000(2)            0.09%      $38.9375     6/21/2004    0    $      514,239   $     1,303,183
All Common Stockholders.....           N/A              N/A       $35.875            N/A    0    $5,516,571,687   $13,980,078,510

---------------
(1) All nonqualified stock options; no SARs were granted to any employee during 1994.

(2) All nonqualified stock options which become exercisable in 33 1/3% installments on each of June 21, 1995, 1996 and 1997.

(3) Net gains from potential stock option exercises are estimated based on the SEC-provided assumed rates of stock price appreciation over the option's term and are not intended to forecast possible future appreciation of the Common Stock. THE ACTUAL NET GAINS, IF ANY, ARE DEPENDENT ON THE ACTUAL FUTURE PERFORMANCE OF THE COMMON STOCK AND OVERALL STOCK MARKET CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE ASSUMED RATES OF STOCK PRICE APPRECIATION UTILIZED IN CALCULATING THE AMOUNTS REFLECTED IN THESE COLUMNS WILL BE ACHIEVED.

(4) For "All Common Stockholders", the gain is calculated from the closing price of Common Stock on December 30, 1994, $35.875, based on the outstanding shares of Common Stock on that date. No gain to the executives to whom stock options have been granted is possible without an increase in the Common Stock price. An increase in the Common Stock price will benefit stockholders and executives commensurately.

               AGGREGATED STOCK OPTION/SAR EXERCISES IN 1994 AND
                     OPTION/SAR VALUES AS OF YEAR-END 1994


                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            SHARES                  UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AND
                                           ACQUIRED                      OPTIONS/SARS                      SARS
                                              ON        VALUE       AS OF DECEMBER 31, 1994     AS OF DECEMBER 31, 1994(1)
                                           EXERCISE   REALIZED    ---------------------------   ---------------------------
                  NAME                       (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------  --------   ---------   -----------   -------------   -----------   -------------
Walter V. Shipley........................   40,000    $ 492,500     317,416        213,334      $ 4,003,661     $ 277,089
Edward D. Miller.........................    2,850    $  11,397     116,157        160,000      $   962,927     $ 166,250
William B. Harrison Jr...................   15,000    $ 166,875     142,500        145,000      $ 1,629,125     $ 166,250
Peter J. Tobin...........................      855    $   4,328     103,027         73,001      $   540,598     $ 110,829
William C. Langley.......................    1,140    $   6,981      74,124         49,334      $   426,502     $  69,276

---------------
(1) Value based on $35.875 per share closing price of Common Stock on December 30, 1994.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1994


                                                                          ESTIMATED FUTURE
                                                                           PAYOUTS UNDER
                                                                          NON-STOCK PRICE
                                                                          BASED PLAN(#)(1)
                                                                        --------------------
                                                   PERFORMANCE          AT A CHEMICAL COMMON
                                                     OR OTHER             STOCK PRICE OF
                                 NUMBER OF         PERIOD UNTIL         --------------------
             NAME                SHARES(#)     MATURATION OR PAYOUT       $60          $65
-------------------------------  ---------     --------------------     -------      -------
Walter V. Shipley..............    20,000        6/21/94 - 12/31/98      10,000       10,000
Edward D. Miller...............    15,000        6/21/94 - 12/31/98       7,500        7,500
William B. Harrison Jr.........    12,500        6/21/94 - 12/31/98       6,250        6,250
Peter J. Tobin.................     5,500        6/21/94 - 12/31/98       2,750        2,750
William C. Langley.............     3,500        6/21/94 - 12/31/98       1,750        1,750

---------------
(1) One half of the restricted stock units shown above under the heading "Number of Shares (#)" will become non-forfeitable if, prior to January 1, 1999, the price of the Common Stock is at least $60 for at least 10 consecutive business days and the remainder will become non-forfeitable if, prior to January 1, 1999, the price of the Common Stock is at least $65 for at least 10 consecutive business days.

PENSION AND OTHER DEFINED BENEFIT OR ACTUARIAL PLANS

     Chemical Bank's Retirement Plan (the "Chemical Retirement Plan") provides retirement benefits to eligible employees of participating employers, which includes the Corporation and certain other affiliates of Chemical Bank. Benefits under the Chemical Retirement Plan become vested after five years of service.

     The Chemical Retirement Plan, as amended, provides for benefits pursuant to both a cash balance feature and a final average pay feature for salaried staff members who have at least one year of service. Under the cash balance feature, the accrual of benefits for years of service after December 31, 1992 is expressed in terms of quarterly credits to a bookkeeping account made at a rate of four percent of eligible base salary. Participants with 11 years or more of service receive an additional credit equal to one percent of their base salary, and those with 21 or more years of service, an additional credit equal to two percent of their base salary. (The accounts receive quarterly interest credits at a rate established at the beginning of each Plan year.) The credits to the account will be converted into annuity benefits or distributed as a single sum payment after termination of employment.

     The final average pay feature provides for accrual of benefits equal to one percent of a participant's final average pay for each year of participation after December 31, 1992, payable in the form of a life annuity at age 65. Final average pay is the highest average base salary received in any five consecutive 12-month periods during the last 10 years of service. If a participant has attained age 55 and terminates employment with at least 10 years of service, such participant may elect to receive a reduced benefit commencing at any time after attaining such age.

     Certain benefits accrued under the Chemical Retirement Plan (or the Retirement Plan of Manufacturers Hanover Trust Company and Certain Affiliated Companies (the "MHT Retirement Plan") with which it merged in 1993) for service prior to January 1, 1993 are added to benefits accrued after January 1, 1993. With respect to an individual covered by the Chemical Retirement Plan on December 31, 1992, the benefits which are taken into account for service prior to 1993 include those benefits accrued through 1988 under the Chemical Retirement Plan formula as in effect at year-end 1988, which were expressed as a single sum ("prior service balance"). Additionally, they include benefits for periods of service after 1988 and prior to 1993, which benefits were accrued at the rate of five percent of eligible base salary. Participants with 11 to 20 years of service received an additional salary credit equal to one percent of eligible base salary and those with 21 or more years of service received an additional salary credit of two percent of eligible base salary. (The regular eligible base salary credit and prior service balance receive interest credits referred to above, with the prior service balance receiving a credit of 125% of the regular interest credit.) These previously accrued benefits are part of the cash balance feature under the amended Chemical Retirement Plan.

     With respect to an individual covered by the MHT Retirement Plan on December 31, 1992, the benefits which are taken into account under the Chemical Retirement Plan for service prior to 1993, subject to various restrictions, are based upon 1.25% of final average salary for each of the first 20 years of service after becoming a participant in the MHT Retirement Plan and .75% of such final average salary for each additional year of service up to 40 years. These previously accrued benefits are part of the final average pay feature of the amended Chemical Retirement Plan. Subject to various restrictions under the amended Chemical Retirement Plan, for participants hired before 1985, certain benefits accrued under the MHT Retirement Plan as of year-end 1992, based upon a formula of two percent of final average salary as of December 31, 1992 for each of the first 20 years as a participant in that plan and one percent for each additional year thereafter up to 40 years, reduced by (i) .4% of the final average salary for each year of service, and (ii) the value of certain benefits under the qualified Savings Incentive Plan of Chemical Bank and Certain Affiliated Companies, have become a frozen minimum benefit under the final average pay feature of the Chemical Retirement Plan.

     The Corporation provides supplemental retirement benefits on an unfunded basis to certain participants. Generally, under one supplemental plan, benefits are provided to the extent that benefits from the Chemical Retirement Plan are limited by the Internal Revenue Code ("Code") under provisions governing the amount and type of benefits that a qualified plan may provide to participants, such as base salary in excess of the Section 401(a)(17) limitations of $150,000 or the maximum benefits permitted under Section 415. Another supplemental plan for designated participants provides a fixed retirement benefit per year of service while a participant in such plan. All named executive officers participate in and are vested in these supplemental retirement benefits.

     Estimated projected annual retirement benefits payable to the executive officers named in the Summary Compensation Table are as follows:

                                                                         ESTIMATED ANNUAL
                                                                            BENEFIT IF
                                                                             RETIRES
                                                                            AT NORMAL
                                                        YEAR ATTAINS        RETIREMENT
                                                           AGE 65             AGE(1)
                                                        ------------     ----------------
    Walter V. Shipley.................................      2000             $791,109
    Edward D. Miller..................................      2005             $724,257
    William B. Harrison Jr............................      2008             $555,107
    Peter J. Tobin....................................      2009             $458,889
    William C. Langley................................      2003             $342,494

(1) Under the Chemical Retirement Plan and the supplemental retirement plans, the normal retirement age is 65. The projected estimated annual retirement benefits (including the final average pay and cash balance features) shown above reflect the normal form of payment for married employees, i.e., a qualified joint and fifty percent surviving spouse annuity, and include each individual's accrued benefits as of December 31, 1994 under the retirement plans then applicable to the individual. Projected benefits for years of service after 1994 reflected in the above table have been determined by assuming no increase in base salaries. With respect to the cash balance feature, interest credits are projected to be eight percent per annum on annual salary credits and ten percent per annum on the prior service balance, if any. The projected benefits assume that the named executive officers will participate in the supplemental plan providing for a fixed retirement benefit for each year of service after the date of the Merger. The projected benefits do not include any amounts described under the heading "Employment Contracts and Termination of Employment Arrangements". Benefits are not subject to any deduction for Social Security payments.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In 1992, Messrs. Shipley, Miller and Harrison voluntarily terminated their employment-severance arrangements with the Corporation. Each of the terminated arrangements included the right to receive severance payment equal to three times annual salary and bonus if employment terminated in certain circumstances prior to November 1, 1994. In waiving their respective employment/severance arrangements, each executed a waiver agreement that preserved those protections described in (i) - (iv) below, most of which represented rights to which they were previously entitled.

     The employment arrangements of each of Messrs. Tobin and Langley were superseded in 1992 and new agreements entered into with each providing for employment through December 31, 1995, as senior executives of the Corporation, at not less than the 1992 base salary of $350,000 for Mr. Tobin and $300,000 for Mr. Langley and a target bonus for each. Under the new agreements, if such individual's employment is terminated by the Corporation (other than for cause, death or disability) prior to December 31, 1995, the Corporation will be obligated to pay the salary and bonus that would have been paid to him from such termination date to December 31, 1995 and will be obligated to continue welfare benefits (i.e., medical and dental insurance, life insurance and disability coverage) for a three-year period at the Corporation's expense. Like the prior agreements, the new agreements provide for (i) vesting under various supplemental retirement plans, (ii) a payment on termination of employment based upon retirement benefits which would have accrued to him over a five-year period (commencing November 1, 1991), (iii) a "tax gross-up" if excise taxes are imposed upon certain payments received by the executive, and (iv) vesting or exercisability of certain stock options, restricted share units and stock appreciation rights in the event of death or disability or a termination of employment by the Corporation without cause. Further, under the new agreements, if the Corporation terminates employment prior to December 31, 1995 for any reason (other than cause), or if the respective executive remains employed until December 31, 1995, he will have the right to a supplemental pension benefit of $50,000 per year payable for life in the form of a joint and 80% spousal annuity at age 65.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse LLP, 1177 Avenue of the Americas, New York, New York 10036, has examined the financial statements of the Corporation for the last 27 years and of Chemical Bank for the last 30 years. The Board of Directors wishes to utilize its services for the Corporation and its subsidiaries for the year ending December 31, 1995. A resolution will be presented to the meeting to ratify the appointment of that firm by the Board of Directors as independent accountants to examine the financial statements of the Corporation and its subsidiaries for the year ending December 31, 1995, and to perform other appropriate accounting services. A member of that firm will be present at the meeting and will be available to respond to appropriate questions by stockholders.

     If the stockholders do not ratify the selection of Price Waterhouse LLP by the affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting, the selection of independent accountants will be reconsidered by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     The Board has renamed the Chemical Banking Corporation 1983 Employee Stock Purchase Plan, the Chemical Banking Corporation Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), and amended the Employee Stock Purchase Plan, subject to stockholder approval, to extend the term of such Plan to December 31, 2001.

     The Employee Stock Purchase Plan currently provides, as a result of antidilution adjustments, for the issuance of up to 2,500,000 shares of Common Stock. As of March 1, 1995, 1,623,590 shares of Common Stock had been issued under the Employee Stock Purchase Plan. Currently, 6,251 employees participate in the Employee Stock Purchase Plan, which is scheduled to expire by its present terms on December 31, 1995.

     The Employee Stock Purchase Plan is designed to encourage employees of the Corporation and its subsidiaries to acquire a proprietary interest in the Corporation through the purchase of Common Stock by regular payroll deductions. The Employee Stock Purchase Plan is administered by the Compensation and Benefits Committee.

     Each employee on the payroll of the Corporation or of any of its subsidiaries who has been employed continuously, at any time, by the Corporation or a subsidiary for a period of at least one year and who is customarily employed for 20 or more hours per week is eligible to participate in the Employee Stock Purchase Plan.

     An employee electing to participate in the Employee Stock Purchase Plan may purchase shares of Common Stock through payroll deductions of up to 20% of the employee's annual base compensation and through reinvestment of dividends for each calendar year. During any one calendar year, no participant may acquire Common Stock having a fair market value in excess of $25,000 as determined on the first trading day of such calendar year. The participant's price per share is equal to 95% of the fair market value of a share of Common Stock on the date of purchase.

     Common Stock purchased under the Employee Stock Purchase Plan may consist of newly-issued shares or treasury shares.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for the 1996 Annual Meeting of Stockholders must be received by the Secretary of the Corporation not later than November 28, 1995. The affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of Common Stock represented at the 1995 Annual Meeting is needed to approve the following stockholder proposals.

PROPOSAL 4:

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 314 shares of Common Stock, has advised the Corporation that she plans to introduce the following resolution:

          "RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders." "And if no such disbursements were made, to have that fact publicized in the same manner."

     The reasons given by the stockholder for such resolution are as follows:

          "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

          "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that it would not be in the best interests of the Corporation or its stockholders to adopt this proposal. The Corporation does not, and may not by law, use corporate funds to make political contributions to candidates for federal office. On a very limited basis, political contributions are made by the Corporation to candidates for state and local office, subject to the stringent restrictions and reporting requirements of applicable law. Chemical Bank sponsors a political action committee called the Chemical Bank Fund for Good Government which makes political contributions to candidates for federal, state and local offices. No corporate monies comprise any part of the Fund's resources; rather, monies in the Fund come solely from voluntary contributions by Chemical officers.

     Political contributions made by the Chemical Bank Fund for Good Government are determined by a committee comprised of senior officers representing the major areas of the Bank as well as officers of the Bank's Government Affairs Department. The committee considers requests and recommendations made by the Government Affairs Department as well as other interested employees. Contributions are generally made by the Fund to legislators and other office holders and candidates who are involved in banking issues or other legislative matters which directly affect Chemical. These include issues as wideranging as corporate taxes, employee benefits, international lending, guaranteed student loans, and interstate banking. As required by law, contributions made by the Chemical Bank Fund for Good Government are reported on a periodic basis to the Federal Election Commission and state election authorities. Reports made to those agencies are a matter of public record.

     The Board of Directors believes that disclosures currently being made by the Corporation and the Chemical Bank Fund for Good Government, as well as by recipients of political contributions, are adequate and that any additional disclosures would serve no useful purpose and constitute an unnecessary expense for the Corporation's stockholders.

PROPOSAL 5:

     Mrs. Martha J. Wolff, 1553 So. Carpenter Road, Brunswick, Ohio 44212-3826, beneficial owner of 300 shares of Common Stock, has advised the Corporation that she plans to submit the following resolution:

          "Throughout corporate America, many stockholder proposals have been introduced to try to make some changes including the control of compensation to directors and top management and to try to tie them in with profits and dividends. Management opposes most of these proposals.... Most shareholder proposals fail because (1) the investors are not organized and offer no alternatives (2) management already controls a large number of votes and then rewards itself with more shares to vote against such proposals, and (3) we are not playing on a level field, management gets to count unmarked proxies as voting in favor of their position and can solicit proxies at the expense of the company. Some companies even fail to make complete disclosures, hiding behind the minimum rules of the S.E.C.

          "I feel that many Boards of Directors have lost touch with the investors and it seems that they are giving more and more rewards for less and less success. In Junior High School, we learned that there were three
     (3) parts to any business; CAPITAL, LABOR, AND MANAGEMENT. The Boards seem to have forgotten this lesson. The Boards, in general, are self-perpetuating groups seemingly intent on rewarding themselves and members of management, at the expense of the investor.

          "I am particularly dismayed at the statement on proxies that says (in essence) 'Proxies signed, but not specifically marked, will be voted as management has suggested.'

          "Management says that stockholders clearly understand how their votes will be counted if they don't put Xs in the boxes; yet many shareholders didn't understand THAT (and I have letters about that). They say that this process allows the stockholder not to be burdened with making FOUR Xs. WOW! How many shareholders even understand what they are being asked to vote on? Many times proxies for shares held in street names DO NOT clearly indicate this procedure.

          "When one reviews the results of voting on certain proposals and the report is incomplete, it is easy to feel that the results might have been different had the rules been more democratic. Only a few companies presently reveal totals including the number of unmarked proxies and the number of shares they represent.

          "When I go to the polls and figure there is no clear choice among candidates and leave that space 'unmarked,' it is not voted in favor of the incumbent or the incumbent's party; it is merely a non-vote.

          "Presently, I have no animosity against the management of Chemical, but I am dismayed that they use this very undemocratic method to count proxies.

          "Last year, a similar proposal was presented to five corporations in Ohio. Although the proposal failed, it garnered an average of 25% of the voted proxies (an unusually high number for a stockholder proposal). Included in the votes against were the unmarked proxies. Even though this proposal concerned the counting of unmarked proxies, none of the companies involved would reveal the numbers to me (one requested a payment of $10,000). If they didn't count them, how did they know how many to count against the shareholder proposal?

          "Therefore, be it resolved that in future proxies of this company, there will be no discretionary power of voting by the named proxy-holder on any issue where no direction has been given, including ANY ISSUE 'WHICH MAY PROPERLY COME UP AT THE MEETING.' "

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the adoption of this proposal would not be in the best interests of the stockholders. The Corporation has worked diligently over the years to report accurately and in great detail all aspects of stockholder voting at the Corporation's meetings. The Corporation was also one of the first public corporations to fully set forth in detail at its meetings the stockholder vote including the number of unmarked proxies returned for each stockholder proposal. Moreover, the Corporation was one of the first public corporations to adopt confidential voting procedures which protect the privacy of both employee and non-employee stockholders.

     The Corporation, like many other corporations, provides for unmarked proxies as a convenience to stockholders and clearly, in bold print on the proxy card, advises stockholders as to the effect of returning unmarked proxies. In actuality, very few unmarked proxies are returned, as evidenced by the fact that unmarked proxies accounted for 1% or less of the votes represented at the 1994

Annual Meeting and in no instance would the exclusion of such unmarked proxies have had any effect on the outcome of the vote on any stockholder proposal.

PROPOSAL 6:

     The Dominican Sisters of the Sick Poor, Mariandale, Box 1200, Ossining, New York 10562, the beneficial owners of 3,000 shares of Common Stock; the Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, the beneficial owners of 100 shares of Common Stock; the Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, the beneficial owners of 10,400 shares of Common Stock; the Sisters of the Humility of Mary, 1515 Eastern Avenue, Morgantown, West Virginia 26505, the beneficial owners of 5,400 shares of Common Stock; the Sisters of Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, the beneficial owners of 6,000 shares of Common Stock; the Sisters of Mercy Regional Community of Chicago, 10024 S. Central Park Avenue, Chicago, Illinois 60642, the beneficial owners of 2,125 shares of Common Stock; the Sisters of Saint Joseph, Office of Financial Services, Brentwood, New York 11717, the beneficial owners of 1,500 shares of Common Stock; and Providence Trust, P.O. Box 197, Helotes, Texas 78023-0197, the beneficial owner of 2,200 shares of Common Stock, have indicated their intention to sponsor the following resolution:

          "WHEREAS, people and institutions of many nations have been undergoing a contemporary global debt crisis characterized among other things by high interest rates on outstanding obligations, severe difficulties in repaying loans, and structural adjustments in emerging economies which appear to undermine future development potential benefitting the general population.

          "Attempts to resolve the crisis have included a variety of approaches on the part of lending institutions, including debt write-downs and write-offs, as well as various types of equity swaps.

          "We believe that the methods used to resolve the crisis to date will not prevent such a crisis from recurring, and that fundamental strategic and structural changes are necessary to establish just and financially viable investment conducive to appropriate development in the future.

          "By appropriate development we mean development which is designed to meet basic human needs in ways which promote environmental sustainability, democratic participation, human rights, and the adaptation of technologies to use by poor communities.

          "Such development is part of the international movement to prioritize social development as a critical component of economic and environmental planning. In March 1995, the United Nations will convene a World Summit for Social Development. UN Secretary-General Boutros-Ghali stated:

             'The Summit will lay the foundation of the work of the United Nations in the social development sphere for generations to come . . . The new approach must be inclusive, must encompass all aspects of social, economic and environmental life and must seek to promote a society in which each and every individual has the potential and opportunity to become involved in development . . . Old notions and old methods of working will need to be revised and some entirely new approaches must be created.'

          "We believe our bank can enhance its international position by joining the international community in promoting appropriate development and establishing new kinds of relationships with emerging economies. Institutional arrangements which promote appropriate development include loans and guarantees to responsible intermediary financial institutions in developing countries for the purpose of making credit available for reliable productive investments at the community level.

          "Many such intermediary financial institutions already exist. They are competent to evaluate and provide technical assistance and credit to community-based organizations for sustainable democratic development.

          "These intermediary institutions are necessary in order to link local enterprises with international capital resources for appropriate development.

          "Ongoing dialogues between religious communities and large financial institutions like Bank America have resulted in policies and actions which promote such an approach. They have also produced agreements that financial intermediaries in emerging economies must be supported and utilized by larger financial institutions.

          "As shareholders, we believe this strategy is a desirable way to make loans without losses, strengthen the bank's international markets and stabilize its lending environments, while laying the groundwork for further development of emerging economies.

          "RESOLVED, that shareholders request our bank to develop criteria for evaluation, support and utilization of financial intermediaries capable of promoting appropriate development in emerging economies, and present a progress report to the 1996 annual meeting; this report shall be prepared at reasonable cost and may omit proprietary information."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the adoption of this proposal would not be in the best interests of the stockholders. The Corporation has cooperated with international organizations in the restructuring of LDC debt in accordance with the Brady Plan and has joined in other initiatives as well. In this sense, it has dealt and continues to deal with international intermediaries. The Corporation has the internal resources necessary to enable it to evaluate the borrowing needs and capabilities of developing countries. The Board believes that the Corporation can continue to be a catalyst for economic growth in these developing countries, without the use of intermediaries, by dealing directly with worthy borrowers in those countries, taking into consideration economic, political and social criteria for the making of loans in such countries using the facilities of its worldwide network.

PROPOSAL 7:

     Mr. John J. Gilbert, 29 East 64th Street, New York, NY 10021-7043, owning 202 shares of Common Stock, and representing an additional family interest of 557 shares of Common Stock, has advised the Corporation that he will cause to be introduced from the floor the following resolution:

          "RESOLVED: That the stockholders of Chemical Banking Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The reasons given by the stockholders for such resolution are as follows:

          "Continued very strong support along the lines we suggest were shown at the last annual meeting when 33.2%, an increase over the previous year, 4,339 owners of 61,391,985 shares, were cast in favor of this proposal. The vote against included 5,393 unmarked proxies.

          "A law enacted in California provides that all state pension holdings and state college funds, invested in shares, must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

          "The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the Board of public companies.

          "We think cumulative voting is the answer to find new directors for various committees, and is especially important with so many mergers going on. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be having cumulative voting and ending stagger systems of electing directors, in our opinion.

          "When Alaska became a State, it took away cumulative voting, over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

          "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In Fortune magazine it was ranked second in its industry as "America's Most Admired Corporations" and the Wall Street Transcript noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' Also, in 1994 they raised their dividend. We believe Chemical should follow these examples.

          "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Stockholders have rejected this or similar proposals each year since 1987 and the Board of Directors continues to believe it would not be in the best interests of the Corporation or its stockholders to adopt this proposal.

     The Directors of the Corporation bring to it broad experience and proven competence in their fields. Seventeen of the Corporation's 20 Board members are independent non-employee Directors and all are nominated by the Nomination and Board Affairs Committee of the Board, which consists entirely of outside independent Directors. Each Director is elected by a plurality of the votes cast at the annual meeting. In 1993, the Corporation eliminated the classification of the Board of Directors in the belief that all Directors should be equally accountable at all times for the Corporation's performance and that the will of the majority of stockholders should not be impeded by a classified board.

     In contrast to this approach, cumulative voting would permit the election of a Director by relatively small groups of stockholders, and this is made more likely in the absence of a classified Board. A Director elected by less than a majority might regard himself or herself as representing only the special interests of the particular group responsible for such Director's election. This would introduce the possibility of factionalism and discord, hampering the ability of the Board to work together and discouraging qualified individuals from serving on the Board. There should not be a question as to whether a Director is acting for the benefit of all stockholders or as the representative of a special group.

     The statement in support of this proposal makes reference to Alaska and California. Both states have eliminated mandatory cumulative voting for large, publicly held corporations, Alaska doing so in 1964 and California in 1989. Their action was reflective of a major trend among states to eliminate such requirements. The statement also suggests that cumulative voting might have prevented certain environmental and other losses. The Board of Directors believes that strong incentives, based on the desired success of the Corporation, already exist to foster sound management.

     The present system of electing Directors has enabled the Board to act for the benefit of the Corporation and all of the stockholders and should be retained.

                                 MISCELLANEOUS

     The management does not know of any other matters to be brought before the meeting. A proxy in the accompanying form will confer discretionary authority with respect to any such other matter. The shares covered by any such proxy properly executed and received prior to the meeting will be voted and, if the stockholder who executes such proxy specifies in the manner stated therein how such shares are to be voted on the proposals which are referred to therein, they will be voted as so specified.

     A stockholder who signs and returns a proxy in such form will have the power to revoke it by giving written notice of revocation to the Secretary of the Corporation before the proxy is voted at the meeting, by executing and delivering a later-dated proxy or by attending the meeting and voting such shares in person.

     The cost of the solicitation of proxies in the accompanying form will be borne by the Corporation. In addition to the solicitation of proxies in such form by use of the mails, the Corporation expects that a number of officers and regular employees of the Corporation and Chemical Bank (none of whom will receive any compensation therefor in addition to regular compensation) will solicit proxies in such form personally and by telephone. The Corporation will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy material to their principals and obtaining their proxies. The Corporation has retained the GEOSERVE Division of Chemical Bank to assist in the solicitation of proxies.

                                           John B. Wynne
                                           Secretary

                                 TICKET REQUEST

     If you plan to attend the Annual Meeting of Stockholders of Chemical Banking Corporation to be held on May 16, 1995, in the Texas Commerce Auditorium, at Texas Commerce Center, 601 Travis Street, Houston, Texas, the form below should be completed and mailed with your proxy card.

                            (Cut along dotted line)
 ...............................................................................

     I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF CHEMICAL BANKING CORPORATION ON MAY 16, 1995, IN HOUSTON, TEXAS.

--------------------------------------------------------------------------------
Name(s)                                                  (Please print)

--------------------------------------------------------------------------------
Street Address

--------------------------------------------------------------------------------
City                                 State                         Zip Code

/ / Check box if you request an assistive listening device.
/ / Check box if you request sign interpretation.

                         CHEMICAL BANKING CORPORATION

        SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF CHEMICAL BANKING CORPORATION ON MAY 16, 1995.

        The undersigned stockholder appoints each of David A. Burns, Allene S. Lucas and Don E. Wood attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Chemical Banking Corporation that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.

        Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts, each owner should sign.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.



                                                           /X/ Please mark your
                                                               votes as this
      _______________   _________________________________
       COMMON STOCK       DIVIDEND REINVESTMENT SHARES

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Item 1 - ELECTION OF DIRECTORS
         Nominees:
         John F. McGillicuddy        John P. Mascotte
         Marina v. N. Whitman        Melvin R. Goodes
         Richard D. Wood             George V. Grune
         W. Bruce Thomas             Charles W. Duncan Jr.
         Michel C. Bergerac          Harold S. Hook
         Andrew C. Sigler            Helene L. Kaplan
         Frank A. Bennack Jr.        Randolph W. Bromery
         Michael I. Sovern           Edward D. Miller
         Walter V. Shipley           J. Bruce Llewellyn
         John R. Stafford            William B. Harrison Jr.

                        WITHHELD
             FOR         FOR ALL

             / /           / /

WITHHELD FOR: (Write that nominee's name in the space provided below).

______________________________________________________________________


Item 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 3 - APPROVAL OF AN AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5, 6 AND 7.

Item 4 - STOCKHOLDER PROPOSAL-POLITICAL CONTRIBUTIONS

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 5 - STOCKHOLDER PROPOSAL-UNMARKED PROXIES

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 6 - STOCKHOLDER PROPOSAL-EMERGING ECONOMIES

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 7 - STOCKHOLDER PROPOSAL-CUMULATIVE VOTING

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


RECEIPT IS HEREBY ACKNOWLEDGED OF THE CHEMICAL BANKING CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.


Signature(s)________________________________________________   Date__________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such.

                         CHEMICAL BANKING CORPORATION

                   SAVINGS INCENTIVE PLAN OF CHEMICAL BANK

VOTING INSTRUCTIONS TO TRUSTEE

        Enclosed is a Notice of the Annual Meeting of Stockholders of Chemical Banking Corporation to be held on May 16, 1995, together with the Proxy Statement for such Meeting. The Savings Incentive Plan of Chemical Bank allows you to instruct the Trustee in writing to vote, as you specify, the number of shares of Common Stock of Chemical Banking Corporation representing your proportionate interest in Investment Funds D, X, and Y on March 20, 1995. Your signature on this instruction card constitutes your instruction to the Trustee to vote at the Annual Meeting and any adjournment thereof, the number of shares held by you in those Funds in accordance with your instructions specified on this card. If you sign and return this card unmarked, the Trustee will vote shares in accordance with the Savings Incentive Plan.

        Please mark, date and sign your name exactly as it appears on this card and return it in the enclosed envelope.

                                              Employee Benefit Plans Committee

           THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.



                                                           /X/ Please mark your
                                                               votes as this
           _______________
               COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Item 1 - ELECTION OF DIRECTORS
         Nominees:
         John F. McGillicuddy        John P. Mascotte
         Marina v. N. Whitman        Melvin R. Goodes
         Richard D. Wood             George V. Grune
         W. Bruce Thomas             Charles W. Duncan Jr.
         Michel C. Bergerac          Harold S. Hook
         Andrew C. Sigler            Helene L. Kaplan
         Frank A. Bennack Jr.        Randolph W. Bromery
         Michael I. Sovern           Edward D. Miller
         Walter V. Shipley           J. Bruce Llewellyn
         John R. Stafford            William B. Harrison Jr.

                        WITHHELD
             FOR         FOR ALL

             / /           / /

WITHHELD FOR: (Write that nominee's name in the space provided below).

______________________________________________________________________


Item 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 3 - APPROVAL OF AN AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4, 5, 6 AND 7.

Item 4 - STOCKHOLDER PROPOSAL-POLITICAL CONTRIBUTIONS

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 5 - STOCKHOLDER PROPOSAL-UNMARKED PROXIES

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 6 - STOCKHOLDER PROPOSAL-EMERGING ECONOMIES

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


Item 7 - STOCKHOLDER PROPOSAL-CUMULATIVE VOTING

            FOR         AGAINST     ABSTAIN

            / /           / /         / /


RECEIPT IS HEREBY ACKNOWLEDGED OF THE CHEMICAL BANKING CORPORATION NOTICE OF MEETING AND PROXY STATEMENT.


Signature(s)________________________________________________   Date__________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such.